Exhibit 3.6

FIRST AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This First Amendment (this “Amendment”), dated as of ______, 2015 (the “Effective Date”), amends that certain Convertible Promissory Notes listed in Schedule I hereto (the “Notes”) by and between Aperion Biologics, Inc., a Delaware corporation (“Company”) and the Lender named in the Notes (“Lender”). All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Notes.

WHEREAS Section 6(a) of each Note requires the written consent of each of Company and Lender to amend or waive any terms of the Note.

WHEREAS, the Company has filed an Offering Statement on Form 1-A with the Securities and Exchange Commission for an initial public offering of its common stock (the “Common Stock”) pursuant to Regulation A of the Securities Act of 1933, as amended (the “IPO”), and the Company and Lender desire to amend the Notes to provide, among other things, that the Notes will be converted automatically into shares of Common Stock immediately upon the closing of the IPO.

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the undersigned hereby agree as follows:

1.                  Automatic Conversion. Each Note is hereby amended by inserting Section 2(d) immediately following Section 2(c) as set forth below:

“(d) Automatic Conversion. Immediately upon the closing of an initial public offering of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company pursuant to Regulation A of the Securities Act of 1933, as amended, the Notes shall be converted automatically into that number of shares of Common Stock equal to the quotient obtained by dividing (A) the outstanding principal amount and accrued interests due under the Note and (B) Series D Price, as applicable.”

2.                  Limited Waiver. Lender hereby waives any and all Event of Default under the Notes pursuant to Sections 3(i), (iv) and (v) thereunder, and such waiver shall be effective on the date hereof, provided that if the Company does not complete the IPO on or prior to March 31, 2016, such waiver shall be null and void and any Event of Default that occurred prior to the date hereof shall continue and in full force thereafter.

3.                  Governing Law. This Amendment shall be governed by and interpreted and enforced in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Illinois.

4.                  Full Force and Effect. Except as amended hereby, the Notes shall remain in full force and effect.

5.                  Counterparts. This Amendment may be executed in counterparts, and any party hereto may execute such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Amendment shall become effective when all Parties hereto shall have received a counterpart hereof signed by the other Parties hereto. The Parties agree that the delivery of this Amendment may be effected by means of an exchange of electronic signatures with original copies to follow by mail or courier service.

6.                  Headings. Headings in this Amendment are included for reference only and shall have no effect upon the construction or interpretation of any part of this Amendment.

7.                  Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

8.                  Entire Agreement. This Amendment embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such parties, verbal or written, relating to the subject matter hereof.

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Schedule of Notes

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Note to be duly executed by their respective authorized officers as of the date first above written.

COMPANY
APERION BIOLOGICS, INC.

By:
Name:
Title:

LENDER

By:
Name:
Title: